Exhibit 21
Woodward Governor Company
Subsidiaries of the Registrant

              Woodward Governor Nederland B.V.
                 Hoofddorp, The Netherlands

              Woodward Governor (U.K.) Limited
              Reading, England, United Kingdom

                   Woodward Governor GmbH
                  Lucerne, Switzerland and
                 Hoofddorp, The Netherlands

               Woodward Governor (Japan) Ltd.
           Tomisato, Chiba, Japan and Kobe, Japan

          Woodward Governor (Reguladores) Limitada
                 Campinas, Sao Paulo, Brazil

               Woodward Governor (Quebec) Inc.
                  Montreal, Quebec, Canada

              Woodward Governor France S.A.R.L.
                     Venissieux, France

          Woodward Governor Asia/Pacific PTE. LTD.
              Singapore, Republic of Singapore

              Woodward Governor Poland, Limited
                       Warsaw, Poland

               Woodward Governor Germany GmbH
                        Aken, Germany

                     Woodward HSC, Inc.
                      Buffalo, New York

          Woodward Governor de Mexico S.A. de C.V.
                     Mexico City, Mexico

       Woodward Governor Company (New Zealand) Limited
                  Christchurch, New Zealand

              Woodward Governor India PTE. LTD.
                      Ballabgarh, India

         Woodward Aircraft Controls Prestwick, Inc.
             Prestwick, Scotland, United Kingdom

             Woodward Foreign Sales Corporation
               St. Thomas, U.S. Virgin Islands

               Baker Electrical Products, Inc.
                      Memphis, Michigan

                     Woodward FST, Inc.
                      Zeeland, Michigan

          Woodward Tianjin Controls Company Limited
                       Tianjin, China